Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-8, filed by Plains Exploration & Production Company, and to the use and incorporation by reference of its reserve reports as of December 31, 2004, December 31, 2005 and December 31, 2006, setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively, the “Company”), relating to the estimated quantities of the Company’s proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E
Executive Vice President

Houston, Texas

July 30, 2007

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.